U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

   The Guardian Life Insurance Company of America
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   (Last)               (First)                 (Middle)

   7 Hanover Square
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                                    (Street)

   New York, NY 10004
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol


   HYBRIDON, INC
   HYBN
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

   12/99
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5. If Amendment, Date of Original (Month/Year)

   5/98
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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ ]   Director                             [X]   10% Owner
   [ ]   Officer (give title below)           [ ]   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ ]  Form filed by One Reporting Person
   [X]  Form filed by More than One Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Security Acquired (A) or        Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date    Title      Shares  5)       4)        4)       4)
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
                                                                              Common             0.25     353,316   D        N/A
                                                                              Stock par
                                                                              value
                                                                              $.001 per
                                                                              share
Class A Warrants    4.25/sh  5/5/98                          5/5/99   5/5/04  ("common") 353,320(1)
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                                                                                                 0.2513   18,596    D        N/A
Class A Warrants    4.25/sh  5/5/98                          5/5/99   5/5/04  Common     18,596(2)
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                                                                                                 0.80     252,101   D        N/A
Class D Warrants    2.40/sh  5/5/98                          5/5/99   5/5/04  Common     252,101(1)
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Series A                                                                                         53.75    2,713     D        N/A
Convertible         See
preferred, Par .01  note 3   9/30/98  P4        2,713        1/1/99   N/A     Common     2,713(1)
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Series A                                                                                         40.0     3,545     D        N/A
Convertible         See
preferred, Par .01  note 3   10/1/99  P4        3,545        1/1/99   N/A     Common     3,545(1)
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Series A                                                                                         53.75    83        D        N/A
Convertible         See
preferred, Par .01  note 3   9/30/98  P4           83        1/1/99   N/A     Common     83(2)
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Series A                                                                                         40.0     109       D        N/A
Convertible         See
preferred, Par .01  note 3   10/1/99  P4          109        1/1/99   N/A     Common     109(2)
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Series A                                                                                         98.5290  60,064    D        N/A
Convertible         See
preferred, Par .01  note 3   5/4/98                          5/5/99   N/A     Common     60,064(1)
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Series A                                                                                         98.5373  3,161     D        N/A
Convertible         See
preferred, Par .01  note 3   5/4/98                          5/5/99   N/A     Common     3,161(2)
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Series A                                                                                         65.2943  42,857    D        N/A
Convertible         See
preferred, Par .01  note 3   5/4/98                          5/5/99   N/A     Common     42,857(1)
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
Explanation of Responses:

(1) These securities are owned solely by The Guardian Life Insurance Company of America

(2) These securities are owned solely by The Guardian Life Insurance Company of America Master Pension Trust

(3)   Conversion factor is 1 share convertible = 23.529 common



                                                                 2/14/00
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      **Signature of Reporting Person                             Date
Name: John B. Murphy
Title: Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                            Joint Filer Information

Name:                              The Guardian Life Insurance Company of
                                         America Master Pension Trust

Address:                           7 Hanover Square
                                   New York, NY 10004

Designated Filer:                  The Guardian Life Insurance Company of
                                         America

Issuer & Ticker Symbol:            Hybridon, Inc. (HYBN)

Date of Event Requiring Statement: 9/30/98, 10/1/99, 12/31/99


Signature: /s/ John B. Murphy
           -------------------------------
           Name: JOHN B. MURPHY
           Title: VICE PRESIDENT